Kevin Kelly
7887 East Belleview Avenue, Suite 1100
Denver, CO 80111

September 27, 2021

Board of Trustees
Kelly Strategic ETF Trust
7887 East Belleview Avenue, Suite 1100
Denver, CO 80111

To the Board of Trustees:

I offer to purchase from Kelly Strategic ETF Trust (the “Trust”) 6,667 shares of beneficial interest of the Kelly Strategic Residential & Apartment Real Estate ETF (the “Fund”), a series of the Trust, at a price of $15.00 per share for an aggregate purchase price of $100,005 cash, all such shares to be validly issued, fully paid, and non-assessable, upon issuance of such shares and receipt of said payment (the “Initial Shares”).

I represent and warrant that the Initial Shares will be held for investment purposes and are not being purchased with any present intent of redeeming or selling the same; provided, however, that I may redeem the Initial Shares immediately prior to the commencement of the public offering of Fund shares if I promptly purchase shares of the Fund of equal value in the secondary market.

Sincerely,

/s/ Kevin Kelly
Kevin Kelly